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                                EXHIBIT 11

         NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
          For the Three Months Ended September 30, 1996 and 1995
                                (Unaudited)
                   (In Thousands Except Per Share Data)



                                                  1996          1995



Earnings applicable to common shares:

   Earnings from continuing operations        $     12,560        11,784
   Losses from discontinued operations                -         (13,133)

   Net earnings (losses)                      $     12,560       (1,349)


Weighted average common shares outstanding           3,491         3,488


Primary and fully diluted earnings per
common share:

   Earnings from continuing operations        $       3.59          3.38
   Losses from discontinued operations                -           (3.77)

   Net earnings (losses)                      $       3.59        (0.39)


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

                                EXHIBIT 11

         NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
           For the Nine Months Ended September 30, 1996 and 1995
                                (Unaudited)
                   (In Thousands Except Per Share Data)



                                                  1996          1995


Earnings applicable to common shares:

   Earnings from continuing operations        $     33,144        27,735
   Losses from discontinued operations                -         (16,350)

   Net earnings                               $     33,144        11,385


Weighted average common shares outstanding           3,491         3,488


Primary and fully diluted earnings per
common share:

   Earnings from continuing operations        $       9.49          7.95
   Losses from discontinued operations                -           (4.69)

   Net earnings                               $       9.49          3.26


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